UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 5, 2020

GRAFTECH INTERNATIONAL LTD.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-13888	27-2496053
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No)

982 Keynote Circle
Brooklyn Heights, OH 44131
(Address of Principal Executive Offices) (Zip Code)
(216) 676-2000
(Registrant's telephone number, including area code)
Not Applicable
Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.01 par value per share	EAF	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On August 5, 2020, the Board of Directors (the “Board”) of GrafTech International Ltd. (the “Company”) increased its size to provide for an additional director and appointed Leslie D. Dunn as director of the Company effective as of August 5, 2020. With the addition of Ms. Dunn, the Board is now comprised of nine directors. Ms. Dunn was appointed as a Class I director whose term expires in 2022. It is anticipated that Ms. Dunn will be appointed to one or more committees of the Board at a later date. The Board has affirmatively determined that, at August 5, 2020, Ms. Dunn is an independent director under the corporate governance standards of the New York Stock Exchange (“NYSE”).
Ms. Dunn is an experienced executive, legal and governance professional. Since 2007, Ms. Dunn has been an independent director of the Federal Home Loan Bank of Cincinnati, chairing its Governance Committee in addition to serving on its Audit and Compensation Committees. Since 2015, she has also been a director of New York Community Bancorp, Inc. (NYSE: NYCB), where she serves on the Audit, Compensation, Risk Assessment, and Nominating and Corporate Governance Committees. She previously served from 2012 to 2018 as an independent director of E&H Family Group, Inc., a family-owned private company that operated chains of supermarket and hardware stores in Ohio, where she served as Chair of the Compensation Committee and a member of the Finance Committee. Ms. Dunn’s prior board experience also includes over 15 years as a director of Telarc International Corporation, a privately-held, world leading classical and jazz recording company.
Ms. Dunn previously was the Senior Vice President of Business Development and General Counsel of Cole National Corporation, a NYSE-listed specialty retailer, from 1997 until its sale in 2004. In addition to leading the development and implementation of Cole’s acquisition growth strategy, she was responsible for public disclosures, investor communications and government affairs, and was the principal corporate governance advisor to its board. Prior to joining Cole, Ms. Dunn was a partner in the Business Practice Group of the Cleveland office of Jones Day, a global law firm, and previously was a partner in the corporate practice of Squire Sanders & Dempsey (now Squire Patton Boggs). Ms. Dunn received her law degree from Case Western Reserve University School of Law and received her A.B. degree from Mount Holyoke College.
Upon appointment to the Board, as a non-employee director, Ms. Dunn became entitled to an annual retainer of $125,000, payable in equal installments at the end of each quarter. All out-of-pocket business travel and accommodation expenses will be reimbursed. Ms. Dunn will be required, within five years of joining the Board, to acquire shares or share equivalents in the Company having an aggregate value equal to at least three times the then annual retainer ($375,000 initially). Prior to achieving this, Ms. Dunn will receive fifty percent of the annual retainer in deferred share units (“DSUs”), which will be fully vested upon grant. Directors may also elect to receive a portion of their annual cash retainer in DSUs voluntarily. DSUs will count towards the minimum holding requirement. After achieving the threshold, there will not be any further requirement for her to receive her compensation in the form of additional DSUs. As with all directors, however, the share ownership threshold test will be calculated each year in December and in the event that a director who previously met the threshold no longer does, that director will need to acquire more common shares or to elect to receive a portion of his or her annual retainer in DSUs for the following year in order to satisfy the minimum share ownership test by the following December. All DSUs will accrue dividend equivalents that will be credited to the director as additional DSUs. There are no arrangements or understandings between Ms. Dunn and any other person pursuant to which she was selected as a director.
There are no related person transactions involving Ms. Dunn that would require disclosure pursuant to Item 404(a) of Regulation S-K.
The Company intends to enter into an Indemnification Agreement with Ms. Dunn. The form of Indemnification Agreement was previously filed with the SEC on March 26, 2018 as Exhibit 10.15 to the Company’s Registration Statement on Form S‑1/A (Registration No. 333‑223791) and is incorporated herein by reference.
A copy of the press release issued by the Company announcing the election of Ms. Dunn is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(d)   Exhibits.
99.1 Press release of GrafTech International Ltd., dated August 5, 2020
104 Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRAFTECH INTERNATIONAL LTD.

Date:	August 5, 2020	By:	/s/ Quinn J. Coburn
Quinn J. Coburn
Chief Financial Officer, Vice President Finance and Treasurer